Exhibit 10.8
As of October 31, 2016

Robert Bakish
90 Hemlock Hill Road
New Canaan, Connecticut 06840

Dear Mr. Bakish:

Reference is made to that certain employment agreement between you and Viacom International Inc. (the “Company”) dated as of October 31, 2016 (together with any amendments thereto, your “Employment Agreement”). All defined terms used without being defined herein shall have the meanings provided in your Employment Agreement.

This letter is to confirm our understanding, notwithstanding any provision in your Employment Agreement, that beginning on the earlier of (i) Thomas E. Dooley’s resignation as interim President and Chief Executive Officer of Viacom Inc. or (ii) November 15, 2016 and continuing until the earlier of (x) the appointment of a Chief Executive Officer of Viacom Inc. or (y) the closing of any business combination transaction between Viacom Inc. and CBS Corporation (any such transaction, the “Viacom-CBS Transaction”, and such date the “Termination Date”), you shall serve as acting President and Chief Executive Officer, Viacom Inc. (“Acting Viacom CEO”), and you shall perform all duties reasonable and consistent with such office as may be assigned to you from time to time by, and you shall report directly to, the Board.

Viacom Inc. shall pay you the greater of (i) Two Million Five Hundred Thousand Dollars ($2,500,000); or (ii) Five Hundred Thousand Dollars ($500,000) per month of service, pro-rated for partial months of service, for your services as Acting Viacom CEO (the “Acting CEO Compensation”). You shall be paid the Acting CEO Compensation at a rate of Five Hundred Thousand Dollars ($500,000) per month of service, less deductions and income and payroll tax withholding as may be required under applicable law, payable in accordance with the Company’s ordinary payroll policy, but no less frequently than monthly. The remainder of your Acting CEO Compensation, if any, shall be paid in a lump sum within five (5) business days following the Termination Date. The foregoing compensation shall be in addition to your compensation for the role of President and Chief Executive Officer of the Global Entertainment Group.

For the period of time you serve as Acting Viacom CEO, your Bonus shall be your Target Bonus adjusted by the Viacom Inc. Company Performance Factor applied to participants in the Viacom Inc. Senior Executive STIP and your Individual Performance Factor, pro-rated to reflect the applicable performance period. In the event of a Viacom-CBS Transaction, your Bonus for the period of time preceding the close of the Viacom-CBS Transaction during which you served as Acting Viacom CEO shall be based on Viacom Inc.’s actual performance for that period of time versus Viacom Inc.’s budgeted performance for that period of time, and shall be pro-rated to reflect the applicable performance period.

In the event that your employment is terminated pursuant to Paragraph 11 of your Employment Agreement before (i) the appointment of a Chief Executive Officer of Viacom Inc. or (ii) the closing of the Viacom-CBS Transaction, then this letter agreement shall be terminated simultaneously and you shall

Robert Bakish
As of October 31, 2016

be entitled to (i) the compensation and benefits outlined in Paragraph 11(c) or 16 of your Employment Agreement, as applicable, or otherwise provided in your Employment Agreement, and (ii) the Acting CEO Compensation that is earned but unpaid at the time of termination. In the event your employment is terminated pursuant to Paragraph 10 of your Employment Agreement before (i) the appointment of a Chief Executive Officer of Viacom Inc. or (ii) the closing of the Viacom-CBS Transaction, then this letter shall be terminated simultaneously and you shall be entitled to your Accrued Compensation and Benefits but shall not be entitled to any unpaid Acting CEO Compensation.

During or related to your service as Acting Viacom CEO, if you are made a party, are threatened to be made a party to, or otherwise receive any other legal process in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason (in whole or in part) of the fact that you are or were a director, officer or employee of Viacom or are or were serving at the request of Viacom as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as director, officer, member, employee or agent, Viacom Inc. shall indemnify you and hold you harmless to the fullest extent permitted or authorized by Viacom Inc.’s certificate of incorporation and bylaws or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any cost and fees incurred in enforcing your rights to indemnification or contribution) reasonably incurred or suffered by you in connection therewith, and such indemnification shall continue even though you have ceased to be a director, member, employee or agent of Viacom Inc. or other entity and shall inure to the benefit of your heirs, executors and administrators. Viacom Inc. shall advance to you all reasonable costs and expenses that you incur in connection with a Proceeding within twenty (20) days after its receipt of a written request for such advance. Such request shall include an undertaking by you to repay the amount of such advance if it shall ultimately be determined that you are not entitled to be indemnified against such costs and expenses. Neither the failure of Viacom Inc. (including its Board, independent legal counsel or stockholders) to have made a determination that indemnification of you is proper because you have met the applicable standard of conduct, nor a determination by Viacom Inc. (including its Board, independent legal counsel or stockholders) that you have not met such applicable standard of conduct, shall create a presumption or inference that you have not met the applicable standard of conduct. To the extent that Viacom Inc. maintains officers’ and directors’ liability insurance, you will be covered under such policy subject to the exclusions and limitations set forth therein. Notwithstanding anything to the contrary herein, this paragraph shall survive the termination of this letter agreement.

This letter is also to confirm our understanding, notwithstanding any provision in your Employment Agreement, that while you are the Acting Viacom CEO, you shall be entitled to the use of the Company’s private plane (or equivalent charter aircraft) to travel on Company business (accompanied by your spouse, at your option and, unless your spouse’s presence is required by Viacom, your cost, provided that such cost shall be on a basis consistent with that presently in effect on the Effective Date or as otherwise required by law).

This letter is also to confirm our understanding, notwithstanding any provision in your Employment Agreement, that the Company shall promptly, upon submission of an appropriately detailed invoice, pay your legal fees incurred in connection with negotiating your Employment Agreement and any document or other agreement related to your employment which is entered into in connection with the negotiation of your Employment Agreement; provided, however, that such payment shall not exceed Forty Thousand Dollars ($40,000).

Robert Bakish
As of October 31, 2016

This letter is also to confirm our understanding, notwithstanding any provision in your Employment Agreement, that your fiscal year 2017 LTMIP award shall be granted within ten (10) days of the Effective Date of your Employment Agreement.

Please confirm your understanding of the Agreement by signing and returning the two (2) copies of this Agreement. This document shall constitute a binding agreement between us only after it also has been executed by the Company and a fully executed copy has been returned to you.

Very truly yours,
VIACOM INC.

	By:	/s/ Scott Mills
Scott Mills Executive Vice President, Chief Administrative Officer,

VIACOM INTERNATIONAL INC

	By:	/s/ Scott Mills
Scott Mills Executive Vice President, Chief Administrative Officer,

ACCEPTED AND AGREED:

/s/ Robert Bakish
Robert Bakish

Dated: